Exhibit 99.2

VIAVID

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ReposiTrak, Inc.

Fiscal Third Quarter 2024 Earnings Call

May 15, 2024

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, Investor Relations, FNK IR

John Merrill, Chief Financial Officer

Randall Fields, Chairman & Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings and welcome to the ReposiTrak Fiscal Third Quarter 2024 Earnings Call.

At this time, all lines are in a listen-only mode. A question-and-answer session will follow the formal presentation. To ask a question you may press star than one on your telephone keypad. To withdraw your question please press star than two. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis, with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator and good afternoon, everyone.

Thank you for joining us today for ReposiTrak's fiscal third quarter earnings call. Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO, and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. ReposiTrak's remarks are subject to risks and uncertainties which actual results may differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission.

The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the company's website at repositrack.com to access the press release.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff and good afternoon, everyone.

The March quarter for fiscal 2024 was yet another period of solid results. Before jumping into the financial results, I believe it is important for shareholders to take a moment and embrace the rear-view mirror through the eyes of Management and recognize some significant milestones we have achieved.

During the March quarter, we completed onboarding hundreds upon hundreds of suppliers and their respective production facilities during the period. This was no easy task, but we have done it before. Those new suppliers and their respective facilities are currently generating 5% of total recurring revenue or $1 million during the fiscal year. The growth in total revenue considers the $1.4 million in high touch low opportunity revenue that we sunsetted over the past 24 months which we previously announced. There is another 5x facilities, that once fully onboarded, will add to our previously announced $3 million to $4 million annual recurring revenue already in the queue since May of 2023.

Therefore, by June 2024, we anticipate having 6,000 to 10,000 FSMA 204 facilities standing in line to be implemented. There are many nuances to onboarding. We learn more and more every day. Randy will add more color in his commentary. However, the bottom line is, we are more confident than ever before that those customers in hand today will double the size of our annual recurring revenue in the next 24 to 36 months.

Let's get to the quarterly numbers. Total revenue was up 5% for the March quarter. Recurring revenue was essentially 100% of total revenue, up 6%. Operating expenses increased 12%. Yes, we continue to invest in the ReposiTrak Traceability Network or RTN, adding more sales and implementation personnel to facilitate onboarding of sign-ups.

Shareholders should note the prior year third quarter results reflects $1 million in lower operating expenses due to the receipt of our employee retention credit. In short, we applied for and received a $1 million employee retention credit or ERC which provided a refund of certain payroll taxes incurred during the COVID period. Obviously, the refund received in February of 2023 will muddy our comparative results for the third quarter of 2024.

G&A costs were up 48%, again, reflecting the ERC impact last year. GAAP net income decreased 7%, again reflecting the ERC impact. GAAP net income to common shareholders decreased 7%. Earnings per share was $0.08 per share, unchanged from last year. Year-to-date cash from operations was $5 million. We have over $24 million cash in the bank and no debt. We continue to pay a quarterly cash dividend, boosting it 10% as you saw the Board approved in November 2023.

For several quarters, we have been discussing the FDA's FSMA Rule 204 mandate and the impact this will have on the food industry. The FDA's mandate is scheduled for 2026. As we discussed last quarter, we are seeing an industry reaction far sooner than we anticipated and we believe we will be the benefactor of it.

The traceability mandate is increasingly being driven by the market from the top down rather than from government regulations. You are seeing this acceleration on a steady flow of press releases from us announcing suppliers joining the RTN. There are many, many more in the queue and we are not announcing every addition, far from it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

The revenue from these suppliers is currently 5% of our quarterly revenue, up from just 1% to 2% of revenue just nine months ago. We are investing heavily in sales, marketing, and implementation staff to process the pipeline. As Randy will discuss further, awareness among retailers is relatively high but awareness among suppliers is quite low.

When will this cadence of traceability sign-ups translate into complete onboarding, enhancing top line revenue you might ask. It takes approximately six to nine months once a customer signs up before meaningful revenue is generated. The net revenue is amortized over the subsequent 12 months. Randy will add more color in his commentary.

Again, the strategy has not and will not change. Take great care of the customer, increased automation to expedite customer onboarding, sort through the nuances of customer systems, sophistication of documentation and ability to exchange data electronically. We've been through this process before with our compliance solution. Our confidence has never been higher. To summarize, we drive adoption, sign-ups and onboarding, hence, generate more recurring revenue keep expenses in line, generate cash and return cash to shareholders, yes, it's that simple.

As I've said time and time again, it takes approximately $12 million in cash a year to run this place. Even with our investment in RTN during the nine months ended March 31, 2024, our gross margin and net margin still remains at 80% and 24%, respectively.

Turning now to cash flow and cash balances. Total cash at March 31, 2024, was $24.5 million compared to $24 million at the end of fiscal year 2023. Total cash at March 2024 reflects repurchasing over 2.2 million common shares, redeeming over 140,000 shares of preferred stock, paying off $6 million in bank debt and returning over $2.4 million in cash to common shareholders in the form of a dividend since inception. Fiscal year-to-date, we generated cash from operations of $5 million despite our elimination of high touch, low opportunity revenue.

Since inception, we have repurchased 2.2 million common shares for $6.13 per share or a total of $13 million. Since inception, the Company has redeemed over 140,000 shares of preferred stock at a $10.70 redemption price for circa $1.5 million. The remaining amount of preferred stock redemption is $7.5 million. As previously announced, the Company anticipates redeeming all of the preferred stock issued and outstanding over the next three years.

We paid out our March 31 quarterly cash dividend on or about May 10, 2024. As we previously announced, subsequent quarterly cash dividends will be paid within 45 days of the quarter's end of June 30, September 30, and December 31. Again, we will take half the annual cash generated from operations and return it to shareholders in the form of a dividend, buying back additional shares of common and preferred shares or increasing the dividend, whichever lever makes the most sense at that time. The other half goes in the bank and will be strategically used to fund initiatives. From time to time, the Board will continue to evaluate our capital allocation strategy and may adjust the different capital levers whichever lever is more favorable to shareholders at that time.

That's all I have today. Thanks, everyone, for your time. At this point, I will pass the call over to Randy. Randy?

Randall Fields

Thanks, John.

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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

The traceability initiative is really accelerating. It’s already far exceeded the expectations that we had, both in terms of the size of the market and the pace at which the market is embracing it. We originally thought that as FDA Rule 204 rolled out, it might cover as many as a total of, say, 6,000 to 10,000 suppliers and that we would get many or most of those ultimately into the network over a period of time. We were wrong. We are likely to have nearly 10,000 suppliers in our queue by the end of this fiscal year in June.

Incidentally, by queue, we mean suppliers for retailers and wholesalers who are or will be mandated by their customers to use the traceability network. In case you're wondering, the slippage from what we call queue to ultimate revenue is typically not significant.

In terms of timing, we originally thought the industry adoption would be tied to the FDA deadline in 2026. Again, we were wrong. Retailers have blown right past that deadline and are driving adoption at an accelerated pace right now, both from the scope of suppliers covered, as well as the deadline for being traceability ready. What happened was that several large retailers and wholesalers concluded that they could not easily run multiple processes in their business for Rule 204 foods versus other kinds of foods from a purely operational perspective.

The result is that these large retailers and wholesalers are now requiring all foods, not just the narrow list from the FDA, must conform to the traceability standards that they've set. That means that market competitive forces are now taking over from FDA mandated forces to drive traceability across the industry. In short, we're not just dealing with the narrow FDA list anymore but all foods increasingly both the total size of the market and the speed of adoption.

Today, traceability revenue represents about 5% of our annual recurring revenue. That's about $1 million a year. This $1 million reflects the small proportion of suppliers in our queue have already been onboarded, provided the necessary data and now are being billed. I'll talk about the onboarding process more in a minute. But the point is that the opportunity in hand in the queue from suppliers tied to retailers who have already selected us is many times larger than our current traceability revenue. We said track and trace would double the revenue of the Company over the next two years or so. In view of what we see now, we certainly stand by that.

In spite of this market-driven pressure at retail and wholesale, however, traceability awareness among suppliers is actually relatively low still, surprisingly low, actually. That's one of the reasons we're putting out as many press releases as we are. We have also had to increase our sales and marketing staff to reach out to each impacted supplier, often several times, to explain the rules, explain how they're impacted and help them gather the necessary information to comply. This isn't easy and it's an inherently time-consuming process, but it's essential.

In the long run note, actually helps us gain thought leadership with these thousands of suppliers that we're bringing into the network. Remember, just a few months ago, we thought by June, we would have a queue of suppliers that could increase our revenue by $3 million to $4 million per year when they were onboarded. We now think that number could be as much as $20 million when onboarding is completed, again, over the next couple of years. Obviously, this can't become revenue all at once. In fact, we're focused on automating every aspect of the process that we can and we're getting better and better and faster and faster at it.

The fact is, however, learning the right automation techniques is time dependent, not number of personnel dependent. Nine women, remember, in a room for a month do not make a baby. Once onboarded, our systems make end-to-end traceability pretty simple. But perhaps you wonder why it's likely to take that long. There's a number of steps in what we're calling the onboarding process. It's a sequence of steps, not a single step. First, we work with the hub, meaning the retailer or large wholesaler, to determine what suppliers need to be added and in what order we should do that for them. From there, we work with each of the suppliers to understand the products they produce, the shipment destinations, the quantities, facilities, et cetera.

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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

Along the way, we're educating the supplier about traceability, the rules involved and why it's important. Many suppliers, in fact, thought they were exempt. We don't do soft cheeses or seafood. But when they learn that their largest customer, perhaps several of their largest customers are mandating traceability, even if their products are not on the FDA list, it's a wake-up call.

The sheer number of suppliers is one challenge but that's actually the smallest challenge. Each supplier is unique. There's no standardization of data collection. There's language issues. Some don't have much in the way of computers. In fact, 70% of the suppliers don't even have an IT department. Some data is collected, and files others scribbled on a legal pad. We have to navigate all of that, helping the supplier understand what data is required, when we have to get it and sending them up in our platform.

Next, after identifying and contacting the suppliers, we move to what we call the technical setup for onboarding. We have to determine where each supplier stores their critical tracking elements and KDE’s that are required by the regulation. We have to understand what systems the supplier uses and where those elements reside. Next, we assist the supplier in determining how to extract those critical data elements and then transmit them to us each time there's a shipment.

Finally, we work with the supplier on their preferred form of data transmission, sort of wash, rinse, repeat. We have to do this many times, with every supplier encountering specific challenges to each supplier and we have to do this to determine how to best automate the process. By the way, if there were a competitive start-up with no experience in dealing with food suppliers like this, it's certain to be derailed. What we've been doing for years is just this. It's one of our greatest competitive advantages. It's also important to remember we already have tens of thousands of suppliers with whom we have a customer relationship from our compliance work.

As we are now climbing the onboarding mountain, we're also continuing to add to our very large sales pipeline. What we're seeing here is even though the retailers and wholesalers we have committed today will bring as many as 10,000 suppliers into the network. We will be bringing on more and more suppliers from the retailers and wholesalers that are in our queue. The result is that the 10,000 is really not the end but closer to the beginning of what we see for traceability.

Obviously, it will take time for that opportunity to fully translate to recurring revenue but it's going to happen. Scaling like this is not new for us at least, what's new for us is simply the specific FDA requirements.

Competition. It's important to remember that most suppliers will end up with more than one system. It turns out most everyone, we believe, will use the network that we've created, the ReposiTrak Traceability Network as a base system and use other labeling and marketing systems on top of our solution. The great news is that we've positioned ourselves with both our technology and our business model and pricing to be the core traceability solution for the market. Market share is important, honestly, but it's not critical.

We have and will continue to spend carefully on sales and marketing to support the RTN as we call it, and we'll do whatever is necessary to stay on our customer-centric position. When our customers are successful, they will buy more from us. We know that. It's our foundational belief. We're not stopping at traceability. In point of fact, we already have a number of exciting product additions that will follow on and amplify the value of our traceability solution. We're already seeing a lot of interest in these follow-on applications from our customers. Today, traceability tomorrow much, much more.

While we're laser-focused on traceability, our compliance and supply chain businesses also continue to grow and generate increased cash flow. Even today, our annual recurring revenue covers close to twice our fixed costs, supporting a pretty robust return of capital to shareholders. Keep in mind, we have deprioritized certain high-touch low opportunity revenue engagements, more or less 1 million over the last 24 months, but simultaneously grown our annual recurring revenue, growing GAAP net income even more, growing earnings per share even faster and expanded our cash generation. Traceability will do this even faster for us going forward.

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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

Let me summarize. One, we're going to continue to take great care of our customers. Two, we will continue to deploy our capital allocation strategy, buying back stock, both common and preferred, paying the dividend and growing our cash balance. As we did last year, the Board will periodically review the capital allocation strategy. Adjusting the dividend and other levers we have based on our cash generation earnings per share, just as they did with the dividend in November of 2023. As our results grow, we expect to increase the dividend at the same time, continuing to add cash to the balance sheet, further reinforcing our financial position.

Three, we are maintaining a fortress balance sheet with nearly $25 million in cash, no debt, even after the last few years of buying back over 2 million shares of common stock, paying off $6 million in bank and other debt and redeeming the preferred and paying out a cash dividend. Hopefully, you can hear how optimistic in fact, confident that I am.

With that, let's open it up now for questions. Operator?

Operator

Thank you.

We will now begin the question-and-answer session. To ask a question you may press star than one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time you question has been addressed and you would like to withdraw your question, please press star than two. At this time, we will pause momentarily to assemble our roster.

The first question comes from Thomas Forte with Maxim Group.

Thomas Forte

Great. First, congrats, Randy, John. I have three questions. I'll go one at a time. You gave excellent commentary, both Randy and John on the current state of the business, I was hoping you could quantify in 30 to 60 seconds, your ability to execute from an onboarding standpoint, traceability today versus six months ago and then quantify how much faster you'll be 6 months from now?

Randall Fields

Tough question.

John Merrill

I was going to say the same thing.

Randall Fields

Yes, but certainly, an interesting question. Six months ago, we were doing a couple per week. We're now to the point that we can do, say, 50 to 70 per week and in six months, we'll be to the point where we think we can do 500 to 1,000 per week. The cadence is accelerating pretty dramatically. Our automation plan has been converted into execution and the beginning stages of that will be rolled out over the course of the next few months.

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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

The queue is much larger, as we said, than we anticipated at this moment in time. A few months ago, we said that at this moment in time, meaning the end of our fiscal year, it might be as many as 2,000 suppliers. At this point, we're pretty comfortable saying it looks like it's going to end north of 10,000 and could be significantly more. The reality is the marketplace is moving much more quickly than we originally anticipated, and our automation is coming at just exactly the right time.

There will be multiple iterations of that automation technology and we want to iterate it at the rate of about one turn per month once it's installed and that will be, as I said, before the end of the fiscal year in June. It's coming along really nicely. Remember, at the end of the day, it's not how fast we can do it, it's how well we can do it. I'm terribly proud of the team because we're handling them at a fabulous rate right now and it will only get better with automation.

Thomas Forte

All right. My second question then is, if you quantified the rate of onboarding six months ago, today, six months from now, I feel like when you first discussed this opportunity, you were concerned about adoption happening too quickly and your ability to fully capture the opportunity. I'm wondering with that rapid pace on onboarding, are you now more confident in your ability to capture the whole opportunity?

Randall Fields

The real change is not in the rate of adoption. It's really in the scale of adoption and let me explain that. Our original view, which turns out to be wrong, was that people would do the Rule 204 idea, meaning 7% to 8% of the products in their stores would be covered under the so-called Rule 204 by the FDA. If you remember, what we said was we think that's very difficult to execute to sort this from that. This one's Rule 204, that one's not.

In other words, operationally, we were convinced that people would find it to be very difficult to execute and that therefore, ultimately, and that's where the error occurred, ultimately, they would say it's easier just to do everything. It's safer for consumers, and in fact, it's a single process, less expensive to execute, let's just find a way to do everything. We were stunned when one of the largest retailers in the country, in fact the largest, last December made the decision to do that. To go against all of the products, not just the FDA list.

What's happened is the size of the prize, if you will, the size of the market increased by 10, 12 times, 10x, 12x overnight. Others are now looking at that as a strategy which means that the number of suppliers from the existing customers, our hubs as we call them, that we have to do, potentially goes up by eight or 10 times. The reality is it wasn't the pace of adoption, it was the scale of adoption which appears to be very substantially changed.

Now having said that, adoption is adoption. Here's the difference, and I think it's important to remember it. If the FDA is telling you that you are covered by their new rule for traceability, the odds are pretty good, you've heard of it. If you're a produce person, for example, you know that much of the produce arena is now covered by Rule 204. What about the people who make cookies? They didn't know anything about this. They were not covered, are not covered by Rule 204. They're simply being covered by a change in industry standards that says we're going to trace everything.

The reality is this new group of prospective traceability suppliers has a lower level of awareness than the original group that the FDA targeted. It's incredibly good news. It's just a lot of companies to be talking to. At the same time, now we're experiencing, as we expected, right on plan, new hubs, meaning new retailers and wholesalers joining our network. Just in this last week, we've had two or three new hubs coming into the network which increases the number of suppliers, et cetera.

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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

We've been here before. Important to remember when we did compliance, which is similar, not exactly the same, but similar, we went from zero to over 100,000 facilities over the course of five or six years. We think that we can reproduce that effort and that makes us a very different Company for sure.

Hopefully, that was a good answer to your question, Tom?

Thomas Forte

No, yes. Always a good answer. All right. My next two questions are not as exciting, and I apologize. But can you give your current thoughts on potentially pursuing either the adjacent market in restaurants or another regulated market in healthcare?

Randall Fields

Given how busy we are literally at this moment in time, heads down highly focused on onboarding what we've got in our hands, it would be a distraction to try and do something too adjacent. Now having said that, we're also looking at some relationships that might take us deeper into adjacent spaces where we might, for example, just be, I'm going to call it the back-end system and let others represent us. We're looking at some strategies and some possible relationships that could take us much more deeply into food service than we already are going to be anyway with more of a specialization.

In terms of healthcare, it's just too far afield for the moment. I think once we're scaling at the level that I would like to see us at, the rate of multiple hundreds of suppliers per week, then we'll have the luxury of focusing on some other opportunities.

Thomas Forte

Great. Last question and then I always like to ask this one. Can you give your current thoughts on M&A opportunities? I imagine you're getting presented a lot of opportunities, even those that may be fire sale prices, what's your current view?

Randall Fields

In the last few months, it seems to have slowed a little bit. We're still seeing interesting opportunities being presented to us but nothing that is so exciting that we would be willing to risk both our capital, and more importantly, our managerial focus on what we've got. Our plate is really full. We're converting this now to revenue at an increasingly rapid rate. Every month feels faster than the month before. Remember, each one of these suppliers in this queue is worth a couple of thousand dollar—more than a couple of thousand dollars a year to us. Ten thousand means it's north of a $20 million bogey that we have at the front door wanting to come in. Month-by-month, we want to chew through that and make the backlog values, if you will, revenue values. Right now, M&A is not the center of our plate, to say the least.

Thomas Forte

Thanks for taking my questions. Congrats Randy, congrats John.

Randall Fields

Thank you.

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ReposiTrak, Inc. – Fiscal Third Quarter 2024 Earnings Call, May 15, 2024

John Merrill

Thanks, Tom.

Operator

Again, if you have a question, please press star than one. Being no further questions, this will conclude our question-and-answer session.

I would like to turn the call back over to Randy Fields for any closing comments.

Randall Fields

Thank you all for taking the time this afternoon. We are—you've probably never heard us as confident and simultaneously excited about the futures we have. A year ago, at the same time, it was what I'd call an opportunity. Now it is purely an executional exercise. In my business lifetime, I could not be any more certain or prouder of our team at the execution aspect of this business. We took compliance from zero to 100,000 facilities over about five years or so and I'm quite confident we're going to do the same again.

Thanks for the vote of confidence. We feel really, really good about where we are. Busy as hell, I think, is the best way to put it, a happy busy. Thanks for spending the time with us and we'll talk to you next quarter.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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